Exhibit 10.18

July 20, 2009

Daniel H. Yergin

2959 Davenport Street, NW

Washington, DC 20008

Dear Dan:

Reference is made to the Employment Agreement dated September 1, 2004 (“Employment Agreement”) between you and IHS Global Inc., successor to IHS Energy Group Inc. (the “Company”).

This will confirm the agreement between you and the Company pursuant to Section 2 of the Employment Agreement that the Employment Agreement shall automatically renew for an additional one-year Term, commencing on September 1, 2009.

With respect to Section 3.1(c) of the Employment Agreement, you and the Company agree that you will be eligible for an annual cash bonus for the fiscal year beginning December 1, 2009 of up to $750,000, based upon attainment of targets and criteria to be recommended for approval for such fiscal year by the Chairman and CEO of IHS Inc. and approved by the Human Resources Committee of the Board. For the fiscal year beginning December 1, 2009, your Base Salary increase and performance-based equity award under the Company’s Long-Term Incentive Plan will be set at the same time and at levels comparable to the 2010 percentage salary increase and performance-based equity awards made to the Company’s other senior executives.

Except as specifically provided in the previous paragraph, the Employment Agreement shall remain in full force and effect in accordance with its terms as originally executed.

Very truly yours,

IHS Global Inc.

By:	/s/ Stephen Green
Stephen Green
SVP and General Counsel

Agreed:	/s/ Daniel H. Yergin
Daniel H. Yergin